January 31, 2006
FOR IMMEDIATE RELEASE
Investor Contact: Mark Warren (205) 298-3220
Media Contact: David Donaldson (205) 298-3220

VULCAN 2005 RESULTS AT RECORD LEVELS
Fourth Quarter EPS from Continuing Operations Increase 44 Percent

Birmingham, Alabama - January 31, 2006 - Vulcan Materials Company (NYSE:VMC) today announced record fourth quarter earnings from continuing operations of $0.89 per diluted share as compared to $0.62 per diluted share in the prior year. Included in earnings from continuing operations is $0.06 per diluted share referable to an increase in the carrying value of the ECU earn-out. Improved pricing and higher volumes for all major products led to a 24 percent increase in net sales to $681 million. Fourth quarter net earnings of $0.88 per diluted share reflect a $0.01 per diluted share loss from discontinued operations.

For the full year, earnings from continuing operations were $344 million, or $3.30 per diluted share, as compared to $261 million, or $2.52 per diluted share in the prior year. Net earnings increased 35 percent to $389 million, or $3.73 per diluted share, including $45 million, or $0.43 per diluted share, from discontinued operations. Net sales increased 18 percent from the prior year to $2.6 billion.

Chairman and Chief Executive Officer Don James said, “Our fourth quarter results were excellent, underscoring the very good performance we saw throughout the year. Gross profit as a percent of sales improved in all major product lines despite energy-related cost pressures. With the current strength in demand and pricing for our products, 2006 should be another outstanding year.

“Our business continues to generate strong cash flows. We generated $473 million of cash from operating activities in 2005. We used this cash to invest in internal capital projects, to acquire 11 aggregates operations and 5 asphalt plants in 4 states, to repurchase over 3.5 million of our shares in the open market and to increase our dividend 11 percent.”

During the fourth quarter, the Company repurchased 1,580,300 shares of its common stock for approximately $105 million, representing an average cost of $66.67 per share. Year to date, the Company repurchased 3,588,738 shares for approximately $228 million, representing an average cost of $63.67 per share. The number of shares remaining under the Company’s repurchase authorization is approximately 4.9 million shares.

Continuing Operations - Fourth Quarter

Net sales of $681 million for the fourth quarter increased 24 percent from the prior year due to improved prices, record aggregates shipments, and more favorable weather conditions in certain key markets. Earnings from continuing operations before income taxes were $127 million, as compared to $93 million in the prior year, an increase of 36 percent.

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January 31, 2006
FOR IMMEDIATE RELEASE

For aggregates, gross profit as a percent of net sales increased approximately 200 basis points over the prior year’s level. The margin expansion reflects the effects of a 10 percent improvement in prices and a 6 percent increase in volumes. Excluding acquisitions, aggregates shipments increased 5 percent. The earnings improvement from higher pricing more than offset the effects of a 45 percent increase in unit diesel costs, higher costs for parts and maintenance and plant improvement costs related to recent acquisitions. Higher unit costs for diesel fuel reduced pretax earnings by approximately $9 million.

Selling prices for asphalt and concrete improved significantly and more than offset the effects of cost increases for raw materials, which included a 40 percent increase in unit costs for liquid asphalt. Gross profit from both products also benefited from higher volumes resulting from improved market demand in California, Arizona and Texas, and to a lesser extent, better weather in California and Texas.

Selling, administrative and general expenses increased approximately $14 million due primarily to performance-based incentive compensation.

Other income increased $9 million from the prior year’s fourth quarter due to an $11 million increase in the carrying value of the ECU earn-out agreement included as part of the consideration paid by the buyer of the Company’s Chemicals business. This earn-out is accounted for as a derivative instrument, with future adjustments to the carrying value recorded as other income or charges in continuing operations.

Continuing Operations - Full Year

Full year 2005 net sales were $2.6 billion as compared to $2.2 billion for the prior year, an increase of 18 percent. Earnings from continuing operations before income taxes increased 28 percent to $480 million.

All major product lines achieved higher sales. Aggregates pricing increased 8 percent and volumes were up 7 percent from the prior year’s record levels. Acquisitions accounted for 1 percent of this volume growth. Sales of asphalt increased 36 percent over the 2004 levels due to higher pricing and volume. Concrete sales increased 12 percent from the prior year due to higher prices.

Aggregates pricing and volume improvements more than offset the effects of increased costs for diesel fuel, parts and supplies and maintenance. Higher unit costs for diesel fuel reduced pretax earnings by approximately $33 million. Pricing improvements in asphalt and concrete more than offset cost increases for raw materials such as liquid asphalt and cement. Unit cost for liquid asphalt increased 28 percent from the prior year.

Selling, administrative and general expenses increased $36 million from the prior year due primarily to the Company’s performance-based incentive compensation plans. Compensation expense under the plans is influenced by the degree to which business performance targets are achieved. One of the plans, the performance share plan, is also affected by stock price, which increased 24 percent in 2005.

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January 31, 2006
FOR IMMEDIATE RELEASE

Gain on sale of property, plant and equipment in 2005 was approximately $15 million lower than the prior year’s amount due primarily to lower sales of real estate. Other income increased $16 million from the prior year due to a $20 million increase in the carrying value of the ECU earn-out agreement, which is included as part of the consideration paid by the buyer of the Company’s Chemicals business.

The effective tax rate on earnings from continuing operations was 28.4 percent for 2005 as compared to 30.4 percent in the prior year. The current year’s effective tax rate decreased due principally to a reduction in estimated income tax liabilities for prior years and a favorable settlement of federal refund claims. In 2004, an increase in the contingency for uncertain tax positions raised the effective tax rate.

All results are unaudited.

Discontinued Operations

On June 7, 2005, the Company closed the sale of its Chemicals business. The reported after-tax earnings of $45 million for the year is net of related exit and disposal costs and represents a $19 million increase from the prior year. The higher earnings are mostly due to favorable demand and pricing for caustic soda and chlorine.

Outlook

Mr. James stated, “We expect 2006 to be another outstanding year. Construction spending should remain strong due to continued economic growth. Highway construction should benefit from higher funding as a result of the new multi-year federal highway bill passed in 2005 and improving state and local tax receipts. The recovery in private nonresidential construction should continue and residential construction activity in our markets should remain at high levels.

“As a result, we expect Vulcan’s aggregates shipments to increase 2 to 4 percent above the record 260 million tons shipped in 2005. The 8 percent increase in aggregates prices achieved in 2005 marked a significant change from the 3 to 4 percent historical levels. We expect to build on this momentum and achieve additional price improvements of 6 to 8 percent in 2006, given the strong demand and broad uses for aggregates, the increasing difficulty in securing new reserves in some markets, and sharply higher input costs. Unit costs in 2006 for diesel fuel and liquid asphalt are projected to be higher. Plant spending to improve acquisitions completed in 2005 should moderate and these operations should contribute to improved earnings in 2006.

“In light of these assumptions, we expect earnings from continuing operations to be in the range of $3.85 to $4.15 per diluted share for the year. In the first quarter, we expect to earn $0.20 to $0.35 per diluted share depending on weather conditions. Remaining costs related to the sale of our former Chemicals business are expected to result in a loss of $0.04 per diluted share for the year and $0.01 per diluted share in the first quarter of 2006.

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January 31, 2006
FOR IMMEDIATE RELEASE

“In recent years, we have generated significant value for our shareholders through the development and sale of reclaimed and surplus real estate and we are continuing this process. Our current estimate for real estate gains ranges from $0 to $40 million of pretax earnings in 2006. However, the timing of real estate sales is difficult to predict and as such, we have not included any real estate gains in our earnings guidance for 2006. Additionally, our earnings guidance for 2006 does not reflect any future adjustment in the carrying value of the ECU earn-out referable to the sale of our Chemicals business.”

Effective January 1, 2006, Vulcan will adopt FAS 123(R), “Accounting for Stock Based Compensation,” which requires companies to begin expensing stock options. Our 2006 earnings guidance includes up to $0.06 per diluted share in expense referable to stock options for the full year and up to $0.03 for the first quarter. Our 2005 earnings from continuing operations do not include any expenses referable to stock options. Earnings from discontinued operations in 2005 included a charge of $0.03 per diluted share related to modifications of stock option awards in connection with the sale of our Chemicals business.

In keeping with past practice, the Company will give quarterly and annual earnings guidance. The Company will issue press releases to revise such guidance if it is reasonably certain that earnings per share, on either a quarterly or an annual basis, will be outside its latest published estimates.

Conference Call

Vulcan will host a broadcast of the quarterly earnings conference call scheduled for 9:00 a.m. CST on February 1, 2006. Investors and other interested parties may access the teleconference live by calling (800) 638-5439 or via the Internet through Vulcan's home page at vulcanmaterials.com. For international calls dial (617) 614-3945. The participant access code is 27657415.

Vulcan Materials Company, a member of the S&P 500 index, is the nation's foremost producer of construction aggregates and a major producer of other construction materials.

Certain matters discussed in this release, including expectations regarding future performance, contain forward-looking statements that are subject to risks, assumptions and uncertainties that could cause actual results to differ materially from those projected. These risks, assumptions and uncertainties include, but are not limited to, those associated with general business conditions; the timing and amount of federal, state and local funding for infrastructure; the highly competitive nature of the construction materials industry; pricing; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; increasing healthcare costs; the timing and amount, if any, of the payments to be received by the Company under two earn-outs contained in the agreement for the divestiture of the Company's Chemicals business unit; and other risks, assumptions and uncertainties detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year. Forward-looking statements speak only as of the date hereof, and Vulcan assumes no obligation to update such statements.

(Tables Follow)

				Table A
Vulcan Materials Company
and Subsidiary Companies
	(Amounts and shares in thousands, except per share data)
	Three Months Ended		Twelve Months Ended
Consolidated Statements of Earnings	December 31		December 31
(Condensed and unaudited)	2005	2004	2005	2004

Net sales	$680,849	$547,254	$2,614,965	$2,213,160
Delivery revenues	73,772	61,400	280,362	241,175
Total revenues	754,621	608,654	2,895,327	2,454,335

Cost of goods sold	502,237	409,072	1,906,489	1,630,487
Delivery costs	73,772	61,400	280,362	241,175
Cost of revenues	576,009	470,472	2,186,851	1,871,662

Gross profit	178,612	138,182	708,476	582,673
Selling, administrative and general expenses	63,020	49,375	232,531	196,352
Gain on sale of property, plant and equipment, net	5,195	12,691	8,295	23,801
Other operating expense, net	588	3,282	7,862	8,189
Other income, net	11,470	2,297	24,378	8,314
Earnings from continuing operations
before interest and income taxes	131,669	100,513	500,756	410,247
Interest income	4,509	1,945	16,627	5,599
Interest expense	9,123	9,164	37,146	40,280
Earnings from continuing operations
before income taxes	127,055	93,294	480,237	375,566
Provision for income taxes	34,927	28,337	136,402	114,353
Earnings from continuing operations	92,128	64,957	343,835	261,213
Earnings (loss) on discontinued operations, net of tax	(1,485)	20,675	44,922	26,172
Net earnings	$90,643	$85,632	$388,757	$287,385

Basic earnings (loss) per share:
Earnings from continuing operations	$0.91	$0.63	$3.37	$2.55
Discontinued operations	(0.01)	0.20	0.43	0.26
Net earnings per share	$0.90	$0.83	$3.80	$2.81

Diluted earnings (loss) per share:
Earnings from continuing operations	$0.89	$0.62	$3.30	$2.52
Discontinued operations	(0.01)	0.20	0.43	0.25
Net earnings per share	$0.88	$0.82	$3.73	$2.77

Weighted-average common shares
outstanding:
Basic	101,217	102,700	102,179	102,447
Assuming dilution	103,188	104,094	104,085	103,664
Cash dividends per share
of common stock	$0.290	$0.260	$1.160	$1.040
Depreciation, depletion, accretion and
amortization from continuing operations	$57,544	$53,723	$220,488	$209,989
Effective tax rate	27.5%	30.4%	28.4%	30.4%

		Table B
Vulcan Materials Company
and Subsidiary Companies

	(Amounts in thousands)

Consolidated Balance Sheets	December 31	December 31
(Condensed and unaudited)	2005	2004

Assets
Cash and cash equivalents	$275,138	$271,450
Medium-term investments	175,140	179,210
Accounts and notes receivable:
Accounts and notes receivable, gross	480,647	286,809
Less: Allowance for doubtful accounts	(4,277)	(5,196)
Accounts and notes receivable, net	476,370	281,613
Inventories:
Finished products	170,539	158,350
Raw materials	9,602	6,512
Products in process	1,589	937
Operating supplies and other	16,022	11,385
Inventories	197,752	177,184
Deferred income taxes	23,184	34,433
Prepaid expenses	17,138	15,846
Assets held for sale	-	458,223
Total current assets	1,164,722	1,417,959
Investments and long-term receivables	6,942	7,226
Property, plant and equipment:
Property, plant and equipment, cost	3,481,708	3,264,193
Less: Reserve for depr., depl., & amort.	(1,877,741)	(1,727,700)
Property, plant and equipment, net	1,603,967	1,536,493
Goodwill	617,083	600,181
Other assets	196,170	103,274
Total	$3,588,884	$3,665,133

Liabilities and Shareholders' Equity
Current maturities of long-term debt	$272,067	$3,226
Trade payables and accruals	142,221	95,312
Other current liabilities	164,726	139,716
Liabilities of assets held for sale	-	188,435
Total current liabilities	579,014	426,689
Long-term debt	323,392	604,522
Deferred income taxes	275,065	348,613
Other noncurrent liabilities	284,872	271,334
Shareholders' equity	2,126,541	2,013,975
Total	$3,588,884	$3,665,133

		Table C
Vulcan Materials Company
and Subsidiary Companies

	(Amounts in thousands)

	Twelve Months Ended
Consolidated Statements of Cash Flows	December 31
(Condensed and unaudited)	2005	2004

Operating Activities
Net earnings	$388,757	$287,385
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation, depletion, accretion and amortization	220,956	245,050
Net gain on sale of property, plant, & equipment	(9,414)	(23,973)
Contributions to pension plans	(29,100)	(7,327)
Increase in assets before initial
effects of business acquisitions and dispositions	(115,005)	(16,239)
Increase in liabilities before initial
effects of business acquisitions and dispositions	5,983	86,933
Other, net	11,007	8,786
Net cash provided by operating activities	473,184	580,615

Investing Activities
Purchases of property, plant and equipment	(215,646)	(203,800)
Proceeds from sale of property, plant and equipment	10,629	48,377
Proceeds from sale of Chemicals business, net of cash transaction fees	209,254	-
Payment for partner's interest in consolidated joint venture	(65,172)	-
Payment for business acquisitions, net of acquired cash	(93,965)	(34,555)
Purchases of medium-term investments	(313,490)	(378,463)
Proceeds from sales and maturities of medium-term investments	317,560	473,147
Change in investments and long-term receivables	596	789
Other, net	1,062	-
Net cash used for investing activities	(149,172)	(94,505)

Financing Activities
Net payments - commercial paper and bank lines of credit	-	(29,000)
Payment of short-term debt and current maturities	(3,350)	(249,794)
Payment of long-term debt	(8,253)	(195)
Purchases of common stock	(228,479)	-
Dividends paid	(118,229)	(106,331)
Proceeds from exercise of stock options	37,940	21,508
Other, net	47	1,383
Net cash used for financing activities	(320,324)	(362,429)

Net increase in cash and cash equivalents	3,688	123,681
Cash and cash equivalents at beginning of period	271,450	147,769
Cash and cash equivalents at end of year	$275,138	$271,450

		Table D

1. Supplemental Cash Flow Information

Supplemental information referable to the Condensed Consolidated Statements of Cash Flows
for the twelve months ended December 31 is summarized below (amounts in thousands):
	2005	2004

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest, net of amount capitalized	$37,331	$44,191
Income taxes	211,985	90,129

Supplemental Schedule Of Noncash Investing and Financing Activities
Liabilities assumed in business acquisitions	4,684	-
Noncash proceeds from the sale of the Chemicals business:
Earn-outs	127,979	-
Working capital adjustments	14,255	-